SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT/PROSPECTUS

The following information supplements and should be read in conjunction with the  Proxy Statement/Prospectus of First Busey Corporation (“First Busey”) and Pulaski Financial Corp. (“Pulaski”), dated February 3, 2016 (the “Proxy Statement/Prospectus”), which should be read in its entirety.  All page references in the information below are to pages in the Proxy Statement Prospectus, and terms used below have the meanings set forth in the Proxy Statement Prospectus, unless otherwise defined below.

This Supplement to the Proxy/Prospectus is dated February 10, 2016.

The following risk factor disclosure is inserted following the risk factor disclosure captioned “Risks Relating to Pulaski’s Business” on page 29 of the Proxy Statement/Prospectus:

Pending litigation against Pulaski and First Busey could result in an injunction preventing the completion of the merger or a judgement resulting in payment of damages.

In connection with the merger, a putative class action lawsuit, Patel v. Douglass, et al., has been filed in the Circuit Court of the County of St. Louis, Missouri, Case No. 16SL-CC00406. The lawsuit names as defendants the members of Pulaski’s board of directors, Pulaski and First Busey.  The lawsuit alleges breaches of fiduciary duty due to the process leading to the proposed merger, potential conflicts of interest, inadequate merger consideration, the terms of the merger agreement, and the failure to disclose allegedly material information related to the proposed merger in this joint proxy statement/prospectus. The lawsuit also alleges that First Busey aided and abetted the breach of fiduciary duty. The relief sought includes class certification, declaratory relief, an injunction against the merger, rescission or rescissory damages if the merger is consummated, costs and attorney’s fees.

The outcome of any such litigation is uncertain. Additional suits arising out of or relating to the proposed transaction may be filed in the future. If the litigation is not resolved, it could prevent or delay completion of the merger and result in substantial costs to Pulaski and First Busey, including any costs associated with the indemnification of directors and officers. Such litigation may also create additional uncertainty relating to the merger, and responding to such demands and defending such actions may be costly and distracting to management. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect Pulaski’s and First Busey’s business, financial condition, results of operations and cash flows.

Neither Pulaski nor First Busey is currently able to predict the outcome of the lawsuit with any certainty.  If additional similar complaints are filed, absent new or different allegations that are material, Pulaski and First Busey will not necessarily announce such additional filings.

The following disclosure is inserted following the subsection captioned “ — Pulaski stock dissenters’ rights” at the end of page 75 of the Proxy Statement/Prospectus:

Litigation relating to the merger.

A putative class action lawsuit, Patel v. Douglass, et al., has been filed in the Circuit Court of the County of St. Louis, Missouri, Case No. 16SL-CC00406. The lawsuit names as defendants the members of Pulaski’s board of directors, Pulaski and First Busey. A demand for jury trial has been made. The lawsuit alleges breaches of fiduciary duty due to the process leading to the proposed merger, potential conflicts of interest, inadequate merger consideration, the terms of the merger agreement, and the failure to disclose allegedly material information related to the proposed merger in this joint proxy statement/prospectus. The lawsuit also alleges that First Busey aided and abetted the breach of fiduciary duty. The relief sought includes class certification, declaratory relief, an injunction against the merger, rescission or rescissory damages if the merger is consummated, costs and attorney’s fees. First Busey and Pulaski believe that the factual allegations in the complaint are without merit and intend to defend vigorously against these allegations.